Exhibit 99.1

Spansion Inc.
Fujitsu Limited
Fujitsu Semiconductor Limited
April 29, 2013

Spansion to Acquire Microcontroller and Analog Business from Fujitsu

Broadens Product Portfolio for Embedded Markets and Supports Spansion’s Strategy to Expand Flash Memory-based Embedded Solutions

SUNNYVALE, Calif., TOKYO and YOKOHAMA, Japan, April 29, 2013 -- Spansion Inc. (NYSE: CODE), a leading innovator of Flash memory solutions, and Fujitsu Semiconductor Limited, a wholly owned subsidiary of Fujitsu Limited, today announced they have executed a definitive agreement for Spansion to acquire the Microcontroller and Analog Business of Fujitsu Semiconductor for approximately $110 million, plus approximately $65 million*1 for inventory. The net impact is expected to be accretive for Spansion in 2013.

“This acquisition provides incremental revenue and aligns with our strategy to expand into system-on-chip solutions that require leadership in embedded Flash technology,” said John Kispert, president and CEO of Spansion. “We will gain valuable people and intellectual property as well as microcontroller and analog products that will enable us to expand our customer base, addressing complete embedded systems requirements in automotive, industrial and consumer markets. We have been strategic partners with Fujitsu Semiconductor for decades and share many of the same customers. We expect a seamless transition for all of the employees and customers.”

“In our pursuit of maximized corporate value, together with Fujitsu Semiconductor Limited, we have executed a management decision based on the restructuring initiatives we are taking in our semiconductor business,” said Masami Yamamoto, president of Fujitsu Limited. “We are confident that our customers will benefit from the enormous synergies anticipated. Our employees will also benefit by being a part of Spansion, which has a complementary and differentiated product portfolio based on its world-leading nonvolatile memory technologies.”

Embedded nonvolatile memory has become one of the most important differentiators within the microcontroller market and addresses customers’ needs for faster and more intelligent devices for a range of embedded applications. Spansion’s Flash technology along with the acquired microcontroller and analog products and talent accelerates a portfolio of high-performance system-on-chip solutions for use in the development of faster, more intelligent and energy-efficient products as well as next generation of the “Internet of everything” in automotive, industrial and consumer applications.

The acquisition is subject to various customary closing conditions and is expected to be complete between July and September of 2013.

Spansion Resources:

●	Spansion newsroom: http://news.spansion.com/
●	Spansion blog: http://blog.spansion.com
●	Spansion on Twitter: http://www.twitter.com/Spansion
●	Spansion on Facebook: http://www.facebook.com/Spansion

Notes:

1.	The overall purchase price of the inventory is subject to change due to fluctuations in inventory volume and value.

About Spansion

Spansion (NYSE: CODE) is a global leader in Flash memory-based embedded systems solutions. Spansion is at the heart of electronics systems, connecting, controlling, storing, and powering everything from automotive electronics and industrial systems to the highly interactive and immersive consumer devices that are enriching people's daily lives. For more information, visit http://www.spansion.com.

About Fujitsu

Fujitsu is the leading Japanese information and communication technology (ICT) company offering a full range of technology products, solutions and services. Approximately 170,000 Fujitsu people support customers in more than 100 countries. We use our experience and the power of ICT to shape the future of society with our customers. Fujitsu Limited (TSE:6702) reported consolidated revenues of 4.4 trillion yen (US$47 billion) for the fiscal year ended March 31, 2013. For more information, please see http://www.fujitsu.com.

About Fujitsu Semiconductor
Fujitsu Semiconductor Limited designs, manufactures, and sells semiconductors, providing highly reliable, optimal solutions and support to meet the varying needs of its customers. Products and services include microcontrollers, ASICs, ASSPs, and power management ICs, with wide-ranging expertise focusing on mobile, ecological, automotive, imaging, security, and high-performance applications. Fujitsu Semiconductor also drives power efficiency and environmental initiatives. Headquartered in Yokohama, Fujitsu Semiconductor Limited (formerly named Fujitsu Microelectronics Limited) was established as a subsidiary of Fujitsu Limited on March 21, 2008. Through its global sales and development network, with sites in Japan and throughout Asia, Europe, and the Americas, Fujitsu Semiconductor offers semiconductor solutions to the global marketplace. For more information, please see: http://jp.fujitsu.com/fsl/en/

Cautionary Statement regarding Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include statements related to the acquisition of the Fujitsu Microcontroller and Analog business including regarding the timing and the ability to close the transaction, price adjustments for the purchased inventory, the possibility that anticipated benefits, growth prospects and synergies expected from the acquisition may not be fully realized or may take longer to realize than expected; the accretive nature of the transaction; delays, disruptions, costs and challenges associated with integrating the new business into the company’s existing business, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating the new business and supporting new customers and partners; ongoing personnel and logistical challenges of managing the new combined organization; our ability to retain and motivate key employees from Fujitsu; and general economic and business conditions. We also urge investors to review in detail the risks and uncertainties discussed in the company's Securities and Exchange Commission filings, including but not limited to our Annual Report on Form 10-K for the fiscal year ended December 30, 2012. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spansion(R), the Spansion logo, MirrorBit(R), and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries.

The Fujitsu logo is the registered trademark of Fujitsu Limited in Japan and other countries.

Other names used are for informational purposes only and may be trademarks of their respective owners.

Spansion Press Contact

Michele Landry

408-616-3817

Michele.landry@spansion.com

Spansion Investor Relations Contact

Rahul Mathur

408-616-6682

Rahul.mathur@spansion.com

Fujitsu Limited Press Contact
Public and Investor Relations Division
Inquiries: https://www-s.fujitsu.com/global/news/contacts/inquiries/index.html

Fujitsu Semiconductor Press Contact

Public Relations Department

https://www-s.fujitsu.com/jp/group/fsl/en/release/inquiry.html